UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

IDEX Corporation

(Name of Registrant as Specified In Its Charter)

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1925 West Field Court, Suite 200
Lake Forest, IL 60045

March 7, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of IDEX Corporation which will be held on Tuesday, April 5, 2011, at 9:00 a.m. Central Time, at the Lake Forest Graduate School of Business, 1945 West Field Court, Lake Forest, Illinois 60045.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. Included with the Proxy Statement is a copy of the Company’s 2010 Annual Report. We encourage you to read the Annual Report. It includes information on the Company’s operations, markets, products and services, as well as the Company’s audited financial statements.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. Therefore, we urge you to sign, date, and promptly return the accompanying proxy card in the enclosed envelope. Alternatively, you can vote over the telephone or the Internet as described on the proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy card, or voted by telephone or over the Internet.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

Lawrence D. Kingsley
Chairman of the Board, President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS APRIL 5, 2011
PROXY STATEMENT
VOTING AT THE MEETING
PROPOSAL 1 -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP
EXECUTIVE COMPENSATION
Compensation Committee Report
Compensation Discussion and Analysis
Outstanding Equity Awards at 2010 Fiscal Year End
PROPOSAL 2 -- ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 3 -- ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
PRINCIPAL ACCOUNTANT FEES AND SERVICES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 4 -- APPROVAL OF AUDITORS
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2012 ANNUAL MEETING
OTHER BUSINESS

IDEX CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 5, 2011

To the Stockholders:

The Annual Meeting of Stockholders of IDEX Corporation (the “Company”) will be held on Tuesday, April 5, 2011, at 9:00 a.m. Central Time, at the Lake Forest Graduate School of Business, 1945 West Field Court, Lake Forest, Illinois 60045, for the following purposes:

1.	To elect three directors for a term of three years.

2.	To vote on a non-binding resolution to approve the compensation of the Company’s named executive officers.

3.	To vote on a non-binding resolution to approve the frequency (whether annual, biennial or triennial) with which stockholders of the Company shall be entitled to have an advisory vote on the compensation of the Company’s named executive officers.

4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011.

5.	To transact such other business as may properly come before the meeting.

The Board of Directors fixed the close of business on February 23, 2011, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Frank J. Notaro
Vice President - General Counsel
and Secretary

March 7, 2011
Lake Forest, Illinois

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 5, 2011
The Proxy Statement and 2010 Annual Report of IDEX Corporation are available at:
http://phx.corporate-ir.net/phoenix.zhtml?c=83305&p=irol-reportsAnnual

PROXY STATEMENT

IDEX Corporation (the Company or IDEX) has prepared this Proxy Statement in connection with the solicitation by the Company’s Board of Directors of proxies for the Annual Meeting of Stockholders to be held on Tuesday, April 5, 2011, at 9:00 a.m. Central Time, at the Lake Forest Graduate School of Business, 1945 West Field Court, Lake Forest, Illinois 60045. The Company commenced distribution of this Proxy Statement and the accompanying materials on March 7, 2011.

The Company will bear the costs of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Company’s Board of Directors. Certain of the Company’s officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. These solicitations may be made by personal interview, telephone, email or facsimile transmission. The Company has made arrangements with brokerage firms and other record holders of the Company’s Common Stock for the forwarding of proxy solicitation materials to the beneficial owners of that stock. The Company will reimburse those brokerage firms and others for their reasonable out-of-pocket expenses in connection with this work. In addition, the Company has engaged Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut to assist in proxy solicitation and collection at a cost of $6000, plus out-of-pocket expenses.

VOTING AT THE MEETING

The record of stockholders entitled to notice of, and to vote at, the Annual Meeting was taken as of the close of business on February 23, 2011, and each stockholder will be entitled to vote at the meeting any shares of the Company’s Common Stock held of record on that date. 82,467,903 shares of the Company’s Common Stock were outstanding at the close of business on February 23, 2011. Each share entitles its holder of record to one vote on each matter upon which votes are taken at the Annual Meeting. No other securities are entitled to be voted at the Annual Meeting.

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of outstanding shares of the Company’s Common Stock present in person or represented by proxy will constitute a quorum. The Company will appoint election inspectors for the meeting to determine whether or not a quorum is present, and to tabulate votes cast by proxy or in person at the Annual Meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote. The election inspectors will treat directions to withhold authority, abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because such broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. The following sets forth the voting procedures for each proposal at the Annual Meeting:

Proposal 1 — Election of Directors.  Directors are elected by a plurality of the votes cast at the Annual Meeting. Directions to withhold authority, abstentions and broker non-votes will have no effect on the election of directors.

Proposal 2 — Advisory Vote on Executive Compensation. Approval of the compensation of the Company’s named executive officers will require the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the effect of a vote against approval and broker non-votes will have no effect on the vote.

Proposal 3 — Advisory Vote on Frequency of Advisory Votes on Executive Compensation. Approval of a frequency will require the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the effect of a vote against approval and broker non-votes will have no effect on the vote.

Proposal 4 — Ratification of Auditors.  Approval of ratification of the auditors will require the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the effect of a vote against approval and broker non-votes will have no effect on the vote.

The Company requests that you mark the accompanying proxy card to indicate your votes, sign and date it, and return it to the Company in the enclosed envelope, or vote by telephone or over the Internet as described on the proxy card. If you vote by telephone or over the Internet, you should not mail your proxy card. If your completed proxy card or telephone or Internet voting instructions are received prior to the meeting, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR the election of the Company’s nominees as directors, FOR approval of the compensation of the Company’s named executive officers, FOR the approval of a triennial frequency (i.e., every three years) for advisory votes on the compensation of the Company’s named executive officers, FOR approval of the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011, and in the discretion of the proxy holders as to any other business which may properly come before the meeting. Any proxy solicited hereby may be revoked by the person or persons giving it at any time before it has been exercised at the Annual Meeting by giving notice of revocation to the Company in writing prior to the meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy card, or voted by telephone or over the Internet. The Company requests that all such written notices of revocation to the Company be addressed to Frank J. Notaro, Vice President — General Counsel and Secretary, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, IL 60045.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation, as amended, provides for a three-class Board, with one class being elected each year for a term of three years. The Board of Directors currently consists of nine members, three of whom are Class I directors whose terms will expire at this year’s Annual Meeting, three of whom are Class II directors whose terms will expire at the Annual Meeting to be held in 2012, and three of whom are Class III directors whose terms, subject to the next sentence, will expire at the Annual Meeting to be held in 2013. Neil A. Springer, a Class III director, will retire and resign from the Board on the date of the Annual Meeting. On February 22, 2011, the Board of Directors appointed Livingston Satterthwaite, effective on Mr. Springer’s resignation on the date of the Annual Meeting, to fill the vacancy created by Mr. Springer’s retirement.

The Company’s Board of Directors has nominated three individuals for election as Class I directors to serve for a three-year term expiring at the Annual Meeting to be held in 2014, or upon the election and qualification of their successors. The nominees of the Board of Directors are Bradley J. Bell, Lawrence D. Kingsley and Gregory F. Milzcik. Messrs. Bell, Kingsley and Milzcik are currently serving as directors of the Company. The nominees and the directors serving in Class II and Class III whose terms expire in future years and who will serve or continue to serve after the Annual Meeting are listed below with brief statements setting forth their present principal occupations and other information, including any directorships in other public companies, and particular experiences, qualifications, attributes and skills possessed by the nominees and directors that lead to the conclusion they should serve as a director.

If for any reason any of the nominees for a Class I directorship are unavailable to serve, proxies solicited hereby may be voted for a substitute. The Board, however, expects the nominees to be available.

The Company’s Board of Directors Recommends a Vote FOR
the Nominees in Class I Identified Below.

Nominees for Election

Class I: Nominees for Three-Year Term

BRADLEY J. BELL	Director since June 2001

Retired Executive Vice President and Chief Financial Officer	Age 58
Nalco Company

Mr. Bell served as Executive Vice President and Chief Financial Officer of Nalco Company from prior to 2006 until his retirement in 2010. Mr. Bell is a director of Compass Minerals International, Inc.

Mr. Bell’s business leadership skills, his knowledge of technology and manufacturing industries, his financial reporting expertise and his corporate governance and executive compensation experience led to the conclusion that he should serve on IDEX’s Board of Directors. For over seven years, Mr. Bell served as executive vice president and chief financial officer of Nalco Company. In addition, Mr. Bell has over thirty years combined experience as an executive in the technology and manufacturing industries, including positions at Rohm and Haas Company, Whirlpool Corporation and Bundy Corporation. Through his experience, Mr. Bell has developed valuable financial expertise and experience in mergers and acquisitions, private equity and capital markets transactions. Mr. Bell has a long career in corporate finance, including more than 12 years of experience as chief financial officer of a publicly traded company, during which he obtained significant financial management and reporting expertise. He has held directorships at publicly traded companies for over 20 years, including positions as chairs of audit and compensation committees. Through his executive experience and board memberships, Mr. Bell has acquired substantial training and experience in corporate governance and executive compensation. Mr. Bell received a bachelor of science degree in finance with high honors from the University of Illinois and a master of business administration degree with distinction from Harvard University.

Mr. Bell is the Chairman of the Nominating and Corporate Governance Committee, and a member of the Audit Committee, of the Board of Directors. Effective April 5, 2011, Mr. Bell will become a member of the Compensation Committee, and will cease to be a member of the Audit Committee, of the Board of Directors.

LAWRENCE D. KINGSLEY	Director since March 2005

Chairman of the Board, President and Chief Executive Officer	Age 48
IDEX Corporation

Mr. Kingsley was appointed Chairman of the Board by the Board of Directors on April 4, 2006. Mr. Kingsley has been President and Chief Executive Officer and a director of the Company since March 22, 2005. Mr. Kingsley is a director of The Cooper Industries, PLC.

Mr. Kingsley’s knowledge of technology and relevant experience with technological industries in general, and with IDEX in particular, together with his executive and board experience, financial reporting expertise and executive compensation training led to the conclusion that he should serve on IDEX’s Board of Directors. Mr. Kingsley’s extensive knowledge and experience with all aspects of the Company’s business and its management and his role as Chief Executive Officer provides a valuable asset to the Board of Directors. Prior to his employment with IDEX, Mr. Kingsley held management positions at Danaher Corporation, Kollmorgen Corporation and Weidmuller Incorporated. Mr. Kingsley has served on the audit and compensation committees of The Cooper Industries PLC board of directors, through which he obtained significant financial reporting and executive compensation expertise. Through his executive experience and board memberships, Mr. Kingsley has gained substantial experience in corporate governance and executive compensation matters. Mr. Kingsley received a bachelor of science degree in industrial engineering and management from Clarkson University and a master of business administration degree from the College of William and Mary. Mr. Kingsley serves on the boards of several philanthropic organizations.

GREGORY F. MILZCIK	Director since April 2008

President and Chief Executive Officer	Age 51
Barnes Group Inc.

Mr. Milzcik has been President and Chief Executive Officer of Barnes Group Inc. since October 2006. In 2006, prior to his appointment as President, Mr. Milzcik served as Executive Vice President and Chief Operating Officer of Barnes Group Inc. Mr. Milzcik is a director of Barnes Group Inc.

Mr. Milzcik’s business leadership skills, his relevant experience in industrial manufacturing, his corporate governance and executive compensation training and his extensive technical and management education led to the conclusion that he should serve on IDEX’s Board of Directors. Through his executive experience at Barnes Group Inc., Mr. Milzcik obtained a unique understanding of the industrial manufacturing business environment and gained exposure to and familiarity with IDEX’s customer base. In addition, Mr. Milzcik gained experience with international commerce, government contracting, complex project management, intellectual property management and industry cyclicality, which enrich his perspective as a director of the Company. Mr. Milzcik has acquired substantial training in corporate governance and executive compensation through his executive experience, board memberships and attendance at the Harvard Directors College, Stanford Directors College and ODX/Columbia Director Education Program. Mr. Milzcik received a bachelor of science degree in applied science and technology from Thomas Edison State College, a master’s degree in management and administration from Cambridge College, a certificate of graduate studies in administration and management from Harvard University and a doctorate from Case Western Reserve University, with research focusing on management systems in cyclical markets. Mr. Milzcik is a Certified Manufacturing Engineer through the Society of Manufacturing Engineers, and has a FAA Airframe and Power Plant License.

Mr. Milzcik is a member of the Compensation Committee of the Board of Directors.

Other Incumbent Directors

Class II: Three-Year Term Expires in 2012

WILLIAM M. COOK	Director since April 2008

Chairman, President and Chief Executive Officer	Age 57
Donaldson Company, Incorporated

Mr. Cook has been Chairman, President and Chief Executive Officer of Donaldson Company, Incorporated since prior to 2006. Mr. Cook is a director of Donaldson Company, Incorporated and Valspar Corporation.

Mr. Cook’s strong business and organizational leadership skills and his relevant experience in technological industries led to the conclusion that he should serve on IDEX’s Board of Directors. Mr. Cook is a 30-year veteran of Donaldson Company, Incorporated, a technology-driven company that manufactures filtration systems designed to remove contaminants from air and liquids. Throughout his career at Donaldson Company, Mr. Cook has served in several senior executive positions, and was elected as a director in 2004. Mr. Cook received a bachelor of science degree in business administration and a master of business administration degree from Virginia Polytechnic Institute and State University.

Mr. Cook is the Chairman of the Audit Committee of the Board of Directors.

FRANK S. HERMANCE	Director since January 2004

Chairman and Chief Executive Officer	Age 62
AMETEK, Inc.

Mr. Hermance has been Chairman and Chief Executive Officer of AMETEK, Inc. since prior to 2006. Mr. Hermance is a director of AMETEK, Inc.

Mr. Hermance’s in-depth knowledge of the technology manufacturing industry, his extensive board experience and corporate governance training, his comprehensive engineering education and his prominent position in the engineering business community led to the conclusion that he should serve on IDEX’s Board of Directors. For over ten years, Mr. Hermance has served as a director of Ametek, Inc., a leading global manufacturer of electronic instruments and electromechanical devices. In 2003, he was appointed Chairman and Chief Executive Officer of Ametek. In addition, Mr. Hermance has held directorships with CTB International Corp. and Penn Engineering & Manufacturing Corp. Through his board memberships, Mr. Hermance has gained significant experience in corporate matters. Mr. Hermance received a bachelor of science degree in electrical engineering and a master of science degree in electrical engineering from the Rochester Institute of Technology (RIT). He was a member of Phi Kappa Phi National Honor Society and Tau Beta Pi National Honor Society. He has been recognized as an Engineering Distinguished Alumnus of RIT and is a present member of RIT’s board of trustees. He is also a Fellow in ASME, Chairman of the Philadelphia Alliance For Capital and Technology, and serves on the boards of several philanthropic organizations.

Mr. Hermance is a member of the Compensation Committee of the Board of Directors.

MICHAEL T. TOKARZ	Director since September 1987

Member	Age 61
The Tokarz Group L.L.C.

Mr. Tokarz has been a member of The Tokarz Group L.L.C. since prior to 2006. Mr. Tokarz is a director of Conseco, Inc., MVC Capital, Inc., Mueller Water Products, Inc., and Walter Industries, Inc.

Mr. Tokarz’s knowledge and experience in banking and finance, his entrepreneurial and business leadership skills, his extensive board experience, his corporate governance training and his prominent position in the business community led to the conclusion that he should serve on IDEX’s Board of Directors. Mr. Tokarz is a senior investment professional with over 30 years of lending and investment experience. He has extensive experience in leveraged buyouts, financings, restructurings and dispositions. He is currently the Chairman of The Tokarz Group L.L.C., a private, New York-based merchant bank founded by Mr. Tokarz in 2002, and Chairman and Portfolio Manager of MVC Capital, Inc., a registered investment company advised by The Tokarz Group. Mr. Tokarz has served on the boards of publicly traded companies for over twenty years. Through his executive experience and board memberships, Mr. Tokarz has acquired substantial experience in corporate governance. Mr. Tokarz chairs the board of directors of the Illinois Emerging Technologies Fund and is a member of the Illinois VENTURES board of managers. Mr. Tokarz received a bachelor of arts degree in economics, with high distinction, and a master of business administration degree from the University of Illinois at Urbana-Champaign. Mr. Tokarz is a certified public accountant.

Mr. Tokarz is Chairman of the Compensation Committee of the Board of Directors. Effective April 5, 2011, Mr. Tokarz will become a member of the Nominating and Corporate Governance Committee of the Board of Directors.

Class III: Three-Year Term Expires in 2013

RUBY R. CHANDY	Director since April 2006

Chief Marketing Officer	Age 49
The Dow Chemical Company

Ms. Chandy has been Chief Marketing Officer of The Dow Chemical Company since 2010. Ms. Chandy served as Chief Marketing Officer for Rohm and Hass Company from 2007 to 2009, and as Vice President of Marketing and Commercial Excellence, and in various operating roles, at Thermo Fisher Scientific, from prior to 2006 to 2007.

Ms. Chandy’s marketing skills, her executive management experience, her relevant experience in life science and technological industries and her extensive engineering and management education led to the conclusion that she should serve on IDEX’s Board of Directors. Ms. Chandy has been working for scientific and engineering organizations since 1992, including Thermo Fisher Scientific, Boston Scientific Corporation, Millipore Corporation and Rohm and Haas Company. Throughout her career, Ms. Chandy has held general management and marketing leadership roles. Ms. Chandy received a bachelor of science degree in material science and engineering from Massachusetts Institute of Technology (MIT), a master of science degree in materials science and engineering from Northwestern University, and a master of business administration degree from Sloan School of Management at MIT.

Ms. Chandy is a member of the Audit Committee and Nominating and Corporate Governance Committee of the Board of Directors.

ERNEST J. MROZEK	Director since July 2010

Retired Vice Chairman and Chief Financial Officer	Age 57
The ServiceMaster Company

Mr. Mrozek served as Vice Chairman and Chief Financial Officer of The ServiceMaster Company from November 2006 to his retirement in March 2008 and was President and Chief Financial Officer of ServiceMaster from January 2004 to November 2006. Mr. Mrozek is a director of G&K Services, Inc.

Mr. Mrozek’s strategic and operating leadership skills, his extensive experience and expertise in the business services industry and his financial reporting expertise led to the conclusion that he should serve on IDEX’s Board of Directors. Through over 20 years of executive experience in various senior positions in general management, operations and finance at ServiceMaster, a residential and commercial service company, Mr. Mrozek developed extensive knowledge of the business services industry and gained valuable financial expertise and experience in mergers and acquisitions. Prior to joining ServiceMaster in 1987, Mr. Mrozek spent 12 years in public accounting with Arthur Andersen & Co. Mr. Mrozek has also acquired substantial experience in corporate governance as a director on the boards of several public and private companies. Mr. Mrozek received a bachelor of science degree in accountancy with honors from the University of Illinois and is a certified public accountant. Mr. Mrozek also serves on the boards of various not-for-profit organizations and charitable causes.

Mr. Mrozek is a member of the Audit Committee of the Board of Directors.

LIVINGSTON SATTERTHWAITE	Director commencing April 2011

President	Age 50
Cummins Power Generation Division

Mr. Satterthwaite has been President of Cummins Power Generation, a unit of Cummins, Inc., since June 2008. From 2003 to 2008, Mr. Satterthwaite held the position of Vice President, Generator Set Business at Cummins Power Generation.

Mr. Satterthwaite’s business leadership and sales skills, international experience and extensive experience in industrial manufacturing led to the conclusion that he should serve on IDEX’s Board of Directors. Since joining Cummins Inc. in 1988, Mr. Satterthwaite has held various positions at Cummins Power Generation and other divisions of Cummins Inc., including having spent fourteen years in managerial and sales positions in the United Kingdom and Singapore. Prior to joining Cummins Inc., Mr. Satterthwaite spent four years at Schlumburger Limited, an oilfield services provider, as a General Field Engineer. Mr. Satterthwaite received a bachelor of science degree in civil engineering from Cornell University and a masters in business administration degree from Stanford University.

Effective April 5, 2011, Mr. Satterthwaite will become a member of the Audit Committee of the Board of Directors.

CORPORATE GOVERNANCE

Information Regarding the Board of Directors and Committees

The Board of Directors has the ultimate authority for the management of the Company’s business. In February 2011, the Board affirmed the Company’s Corporate Governance Guidelines which, along with the charters of the Board committees, the Company’s Code of Business Conduct and Ethics, and Standards for Director Independence, provide the framework for the governance of the Company. The Company’s Corporate Governance Guidelines address matters such as composition, size and retirement age of the Board, Board membership criteria, the role and responsibilities of the Board, director compensation, share ownership guidelines, and the frequency of Board meetings (including meetings to be held without the presence of management). The Company’s Code of Business Conduct and Ethics sets forth the guiding principles of business ethics and certain legal requirements applicable to all of the Company’s employees and directors. Copies of the current Corporate Governance Guidelines, the charters of the Board committees, the Code of Business Conduct and Ethics, and Standards for Director Independence are available on the Company’s website at www.idexcorp.com.

The Board selects the Company’s executive officers, delegates responsibilities for the conduct of the Company’s operations to those officers, and monitors their performance. Without limiting the generality of the foregoing, the Board of Directors oversees an annual assessment of enterprise risk exposure and the management of such risk, conducted by the Company’s executives. When assessing enterprise risk, the Board focuses on the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. Direct oversight allows the Board to assess management’s inclination for risk, to determine what constitutes an appropriate level of risk for the Company and to discuss with management the means by which to control risk. In addition, while the Board of Directors has the ultimate oversight responsibility for the risk management process, the Audit Committee focuses on financial risk management and exposure. The Audit Committee receives an annual risk assessment report from the Company’s internal auditors and reviews and discusses the Company’s financial risk exposures and the steps management has taken to monitor, control and report those exposures.

During 2010, the Board held six meetings. The independent (non-management) directors met in regular executive sessions without management at each in-person meeting of the Board. Generally, the Chairman of the Nominating and Corporate Governance Committee presides at the non-management executive sessions. The Board believes that its current leadership structure provides independent board leadership and engagement while deriving the benefit of having the CEO also serve as Chairman of the Board. Although there is no independent lead director, all of the non-management directors are actively engaged in shaping the Board’s agenda and the Company’s strategy. Our Chief Executive Officer, as the individual with primary responsibility for managing the Company’s day-to-day operations, is best positioned to chair regular Board meetings and to oversee discussion on business and strategic issues. Coupled with the regular executive sessions of the non-management directors, this structure provides independent oversight, including risk oversight, while facilitating the exercise of the Board’s responsibilities.

The Board has adopted standards for determining whether a director is independent. These standards are based upon the listing standards of the New York Stock Exchange and applicable laws and regulations, and are available on the Company’s website as described above. The Board has affirmatively determined, based on these standards, that the following directors, three of whom are standing for election to the Board, are independent: Mr. Bell, Ms. Chandy, and Messrs. Cook, Hermance, Milzcik, Mrozek, Satterthwaite and Tokarz. The Board has also determined that Mr. Kingsley, who is standing for election to the Board, is not independent. Mr. Kingsley is the Chairman of the Board, President and Chief Executive Officer of the Company. The Board has also determined that all Board standing committees are composed entirely of independent directors.

Important functions of the Board are performed by committees comprised of members of the Board. Subject to applicable provisions of the Company’s By-Laws and based on the recommendations of the Nominating and Corporate Governance Committee, the Board as a whole appoints the members of each committee each year at its first meeting. The Board may, at any time, appoint or remove committee members or change the authority or responsibility delegated to any committee, subject to applicable law and listing standards. There are three standing committees of the Board: the Nominating and Corporate Governance Committee, the Audit Committee, and the Compensation Committee. Each committee has a written charter that is available on the Company’s website as described above.

The Nominating and Corporate Governance Committee’s primary purpose and responsibilities are to: develop and recommend to the Board corporate governance principles and a code of business conduct and ethics; develop and recommend criteria for selecting new directors; identify individuals qualified to become directors consistent with criteria approved by the Board, and recommend to the Board such individuals as nominees to the Board for its approval; screen and recommend to the Board individuals qualified to become Chief Executive Officer and any other senior officer whom the committee may wish to approve; and oversee evaluations of the Board, individual Board members and Board committees. The members of the Nominating and Corporate Governance Committee are Mr. Bell, Ms. Chandy and Mr. Springer. Mr. Springer will retire and resign from the Board and Mr. Tokarz will become a member of the Nominating and Corporate Governance Committee on the date of the Annual Meeting. During 2010, the Nominating and Corporate Governance Committee held one meeting.

It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board recommended by the Company’s stockholders in accordance with the procedures described under STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2012 ANNUAL MEETING. Stockholder nominees who are nominated in accordance with these procedures will be given the same consideration as nominees for director from other sources.

The Nominating and Corporate Governance Committee selects nominees for the Board who demonstrate the following qualities:

Experience (in one or more of the following):

•	high-level leadership experience in business or administrative activities;

•	specialized expertise in the industries in which the Company competes;

•	financial expertise;

•	breadth of knowledge about issues affecting the Company; and

•	ability and willingness to contribute special competencies to Board activities.

Personal attributes:

•	personal integrity;

•	loyalty to the Company and concern for its success and welfare, and willingness to apply sound independent business judgment;

•	awareness of a director’s vital part in the Company’s good corporate citizenship and corporate image;

•	time available for meetings and consultation on Company matters; and

•	willingness to assume fiduciary responsibilities.

Qualified candidates for membership on the Board are identified and considered based on the qualities described above, without regard to race, color, religion, sex, ancestry, national origin or disability. In the past, the Company has engaged executive search firms to help identify and facilitate the screening and interviewing of director candidates. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate might be suitable to be a director. The Committee may also ask the candidate to meet with other members of the Board. If the Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board appointment or election of that candidate. Annually, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the slate of directors for nomination for election at the annual meeting of stockholders.

The Audit Committee’s primary duties and responsibilities are to: monitor the integrity of the Company’s financial reporting process and systems of internal control regarding finance, accounting and legal compliance; monitor the independence and performance of the Company’s independent registered public accounting firm and monitor the performance of the Company’s internal audit function; hire and fire the Company’s independent registered public accounting firm and approve any audit and non-audit work performed by the independent registered public accounting firm; provide an avenue of communication among the independent registered public accounting firm, management and the Board of Directors; prepare the report that the rules of the Securities and Exchange Commission require to be included in the Company’s annual proxy statement; and administer the Company’s Related Person Transactions Policy (see Transactions With Related Persons). The members of the Audit Committee are Mr. Bell, Ms. Chandy, and Messrs. Cook and Mrozek. Effective April 5, 2011, Mr. Bell will cease to be a member, and Mr. Satterthwaite will become a member, of the Audit Committee. The Board of Directors has determined that each of Messrs. Bell, Cook and Mrozek is an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission. During 2010, the Audit Committee held 12 meetings.

The Compensation Committee’s primary duties and responsibilities are to: establish the Company’s compensation philosophy and structure the Company’s compensation programs to be consistent with that philosophy; establish the compensation of the Chief Executive Officer and other senior officers of the Company; develop and recommend to the Board of Directors compensation for the Board; and prepare the compensation committee report the rules of the Securities and Exchange Commission require to be included in the Company’s annual proxy statement. The members of the Compensation Committee are Messrs. Hermance, Milzcik and Tokarz. Effective April 5, 2011, Mr. Bell will become a member of the Compensation Committee. During 2010, the Compensation Committee held seven meetings.

During 2010, each member of the Board of Directors attended more than 75% of the aggregate number of meetings of the Board of Directors and of committees of the Board of which he or she was a member. The Company encourages its directors to attend the Annual Meeting of Stockholders but has no formal policy with respect to that attendance. All of the directors attended the 2010 Annual Meeting of Stockholders.

Committee Interlocks and Insider Participation

During 2010, Messrs. Hermance, Milzcik and Tokarz served as the members of the Compensation Committee. Neither Mr. Hermance, Mr. Milzcik nor Mr. Tokarz (i) was an officer or employee of the Company or any of its subsidiaries during 2010, (ii) was formerly an officer of the Company or any of its subsidiaries, or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933, as amended. There were no relationships between the Company’s executive officers and the members of the Compensation Committee that require disclosure under Item 407(e)(4) of Regulation S-K.

Transactions with Related Persons

The Board of Directors has adopted a written Related Person Transactions Policy regarding the review, approval and ratification of transactions with related persons. All related person transactions are approved by the Audit Committee. If the transaction involves a related person who is a director or immediate family member of a director, that director will not be included in the deliberations. In approving the transaction, the Audit Committee must determine that the transaction is fair and reasonable to the Company.

Compensation of Directors

The objectives for our non-management director compensation program are to attract highly-qualified individuals to serve on our board of directors and align our directors’ interests with the interests of our stockholders. Our Compensation Committee reviews the program at least annually to ensure that it continues to meet these objectives.

The Company believes that to attract and retain qualified directors, pay levels should be targeted at the 50th percentile (or median) of pay levels for directors at comparable companies. From time to time, the Compensation Committee, with the assistance of Towers Watson, evaluates the competitiveness of director compensation. The primary reference point for the determination of market pay practices are pay levels for organizations with revenues, business activities and complexities similar to those of the Company. Market data is derived from pay surveys available to Towers Watson and directly to the Company. The Compensation Committee evaluated director compensation in 2010, and director compensation was adjusted accordingly.

Our non-management director compensation for 2010 was based on the following:

Annual Retainer and Meeting Fees	$60,000
Committee Chair Retainer
Audit Committee	10,000
Compensation Committee	7,000
Nominating and Corporate Governance Committee	7,000
Value of Equity Grants Upon Initial Election to the Board	112,500
Value of Annual Equity Grants	75,000

Equity grants upon initial election to the Board of Directors are made on the date of appointment. Annual equity grants are made on the first regularly scheduled meeting of the Board of Directors held each year. All grants are structured to provide approximately 50% of the expected value in the form of stock options and 50% of the expected value in the form of restricted stock awards, and are made under the IDEX Corporation Incentive Award Plan (Incentive Award Plan). The exercise price of each option is equal to the closing price of the Company’s Common Stock on the trading day the option is granted. The options become exercisable one year following their date of grant. The restricted stock is non-transferable until the recipient is no longer serving as a director, and is subject to forfeiture if the director terminates service as a director for reasons other than death, disability or retirement prior to vesting. The restricted stock vests in full on the earlier of the third anniversary of the grant, failure of the director to be re-elected to the Board, or a change in control.

Under the Directors Deferred Compensation Plan, directors are permitted to defer their cash compensation into either an interest-bearing account or a deferred compensation units account as of the date that such compensation would otherwise be payable. The deferred compensation credited to the interest-bearing account is adjusted on a quarterly basis with hypothetical earnings for the quarter equal to the lesser of the Barclays Capital Long Term Bond AAA — Corporate Bond Index as of December 1 of the calendar year preceding the year for which the earnings were credited and 120% of the long-term applicable Federal rate (AFR). Deferred compensation credited to the deferred compensation units account is converted into deferred compensation units (DCUs), which are Common Stock equivalents, by dividing the deferred compensation by the closing price of the Company’s Common Stock the day before the date of deferral. In addition, the value of the dividends payable on shares of Common Stock are credited to the deferred compensation units account and converted into DCUs based on the number of DCUs held by the director in his account on the dividend record date, and the closing price of the Common Stock on the dividend payment date. Messrs. Hermance and Tokarz defer all of their director fees into the Directors Deferred Compensation Plan, and have elected to have such fees invested in DCUs.

Outside directors are subject to stock ownership guidelines. Outside directors must comply with the guidelines within five years of their initial election to the Board. The guidelines dictate that all outside directors must purchase or acquire the Company’s Common Stock (or DCUs acquired by participation in the Directors Deferred Compensation Plan) having an aggregate value at the time of purchase or acquisition equal to three times the annual retainer in effect upon their election to the Board. As of December 31, 2010, all directors either complied with the ownership guidelines or were proceeding towards meeting the ownership guidelines within the specified five-year period.

The following table summarizes the total compensation earned in 2010 for the Company’s non-management directors. Mr. Kingsley receives no additional compensation for his service as a director.

2010 Director Compensation

	Fees Earned
	or Paid in	Stock	Option
Name	Cash	Awards(1)(2)	Awards(1)(2)	Total

Bradley J. Bell	$67,750	$37,600	$32,984	$138,334
Ruby R. Chandy	60,000	37,600	32,984	130,584
William M. Cook	67,500	37,600	32,984	138,084
Frank S. Hermance	60,000	37,600	32,984	130,584
Gregory F. Milzcik	60,000	37,600	32,984	130,584
Ernest J. Mrozek	30,000	56,400	51,285	137,685
Neil A. Springer	61,750	37,600	32,984	132,334
Michael T. Tokarz	67,000	37,600	32,984	137,584

(1)	Reflects the aggregate grant date fair value in accordance with FASB ASC Topic 718 using the assumptions set forth in the footnotes to financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, assuming no forfeitures.

(2)	The following table provides information on the restricted stock and stock option awards held by the Company’s non-management directors and the value of those awards as of December 31, 2010. All outstanding awards are in or exercisable for shares of the Company’s Common Stock.

	Option Awards				Stock Awards
	Number of Securities				Number of	Market Value of
	Underlying Unexercised		Option	Option	Shares or Units of	Shares or Units of
	Options		Exercise	Expiration	Stock that Have	Stock that Have
Name	Exercisable(a)	Unexercisable(a)	Price	Date	Not Vested(b)	Not Vested(c)

Bradley J. Bell	10,125	0	15.15	01/01/2012	2,570	$100,538
	10,125	0	12.59	01/29/2013
	10,125	0	18.78	01/30/2014
	6,750	0	25.70	02/02/2015
	3,375	0	30.67	02/02/2016
	3,375	0	33.99	02/12/2017
	2,250	0	30.85	02/20/2018
	2,250	0	19.98	02/24/2019
	0	4,080	30.82	02/23/2020
Ruby R. Chandy	5,063	0	34.18	04/04/2016	2,570	100,538
	3,375	0	33.99	02/12/2017
	2,250	0	30.85	02/20/2018
	2,250	0	19.98	02/24/2019
	0	4,080	30.82	02/23/2020
William M. Cook	3,375	0	32.95	04/08/2018	2,910	113,839
	2,250	0	19.98	02/24/2019
	0	4,080	30.82	02/23/2020
Frank S. Hermance	15,188	0	18.39	01/02/2014	2,570	100,538
	10,125	0	18.78	01/30/2014
	6,750	0	25.70	02/02/2015
	3,375	0	30.67	02/02/2016
	3,375	0	33.99	02/12/2017
	2,250	0	30.85	02/20/2018
	2,250	0	19.98	02/24/2019
	0	4,080	30.82	02/23/2020
Gregory F. Milzcik	3,375	0	32.95	04/08/2018	2,910	113,839
	2,250	0	19.98	02/24/2019
	0	4,080	30.82	02/23/2020
Ernest J. Mrozek	0	6,650	28.20	07/01/2020	2,000	78,240
Neil A. Springer	10,125	0	12.59	01/29/2013	2,570	100,538
	10,125	0	18.78	01/30/2014
	6,750	0	25.70	02/02/2015
	3,375	0	30.67	02/02/2016
	3,375	0	33.99	02/12/2017
	2,250	0	30.85	02/20/2018
	2,250	0	19.98	02/24/2019
	0	4,080	30.82	02/23/2020
Michael T. Tokarz	10,125	0	18.78	01/30/2014	2,570	100,538
	6,750	0	25.70	02/02/2015
	3,375	0	30.67	02/02/2016
	3,375	0	33.99	02/12/2017
	2,250	0	30.85	02/20/2018
	2,250	0	19.98	02/24/2019
	0	4,080	30.82	02/23/2020

(a)	All options expire on the 10th anniversary of the grant date. Options granted prior to 2006 (with expiration dates prior to 2016) vest 100% on the second anniversary of the grant date. Options granted during and after 2006 (with expiration dates during and after 2016) vest 100% on the first anniversary of the grant date. All options vest 100% upon a change in control.

(b)	See footnote 2 to table under SECURITY OWNERSHIP for vesting provisions.

(c)	Determined based upon the closing price of the Company’s Common Stock on December 31, 2010.

Communications with the Board of Directors

Stockholders and other interested parties may contact the Board, the non-management directors as a group or any of the individual directors, including the presiding director, by writing to Frank J. Notaro, Vice President — General Counsel and Secretary, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045. Inquiries sent by mail will be reviewed, sorted and summarized by Mr. Notaro before they are forwarded to any director.

SECURITY OWNERSHIP

The following table furnishes information as of February 23, 2011, except as otherwise noted, with respect to shares of the Company’s Common Stock beneficially owned by (i) each director and nominee for director, (ii) each officer named in the Summary Compensation Table, (iii) directors, nominees and executive officers of the Company as a group, and (iv) any person who is known by the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock. Except as indicated by the notes to the following table and with respect to DCUs issued under the Directors Deferred Compensation Plan and the IDEX Corporation Deferred Compensation Plan for Officers (Officers Deferred Compensation Plan), the holders listed below have sole voting power and investment power over the shares beneficially held by them. Under Securities and Exchange Commission rules, the number of shares shown as beneficially owned includes shares of Common Stock subject to options that are exercisable currently or will be exercisable within 60 days of February 23, 2011. Shares of Common Stock subject to options that are exercisable within 60 days of February 23, 2011, are considered to be outstanding for the purpose of determining the percentage of the shares held by a holder, but not for the purpose of computing the percentage held by others. An * indicates ownership of less than one percent of the outstanding Common Stock.

		Deferred
	Shares Beneficially	Compensation	Percent of
Name and Address of Beneficial Owner	Owned	Units(1)	Class

Directors and Nominees (other than Executive Officers):
Bradley J. Bell(2)	62,471			*
Ruby R. Chandy(2)	23,044			*
William M. Cook(2)	15,535			*
Frank S. Hermance(2)	52,909	10,536		*
Gregory F. Milzcik(2)	13,535			*
Ernest J. Mrozek(2)	2,920			*
Neil A. Springer(2)	67,176			*
Michael T. Tokarz(2)	355,532	29,368		*
Named Executive Officers:
Lawrence D. Kingsley(3)(4)	1,209,752		1.5
Dominic A. Romeo	20,765			*
Andrew K. Silvernail(3)(4)	63,619			*
Kevin G. Hostetler(3)(4)	139,440			*
Frank J. Notaro(3)(4)	122,128			*
Directors, Nominees and All Executive Officers as a Group: (18 persons)(5)	2,667,313	43,966	3.2
Other Beneficial Owners:
T. Rowe Price Associates, Inc.(6)	7,908,580		9.6
100 East Pratt Street Baltimore, Maryland 21202
BlackRock Inc.(7)	4,965,235		6.0
40 East 52nd Street New York, New York 10022
Capital World Investors(8)	4,235,000		5.2
333 South Hope Street Los Angeles, California 90071

(1)	DCUs are awarded under the Directors Deferred Compensation Plan and the Officers Deferred Compensation Plan and are payable in Common Stock. The value of these DCUs depends directly on the performance of the Common Stock. The DCUs are not included in Shares Beneficially Owned.

(2)	Includes 52,455, 17,018, 9,705, 47,393, 9,705, 42,330 and 28,125 shares under exercisable options for Mr. Bell, Ms. Chandy, and Messrs. Cook, Hermance, Milzcik, Springer and Tokarz, respectively. Includes 1,015 shares of restricted stock issued to Messrs. Cook and Milzcik on April 8, 2008, which vest on April 8, 2011; 675 shares of restricted stock issued to Mr. Bell, Ms. Chandy, and Messrs. Cook, Hermance, Milzcik, Springer and Tokarz on February 24, 2009, which vest on February 24, 2012; 1,220 shares of restricted stock issued to Mr. Bell, Ms. Chandy, and Messrs. Cook, Hermance, Milzcik,

Springer and Tokarz on February 23, 2010, which vest on February 23, 2013; 2,000 shares of restricted stock issued to Mr. Mrozek on July 1, 2010, which vest on July 1, 2013; and 920 shares of restricted stock issued to Mr. Bell, Ms. Chandy, and Messrs. Cook, Hermance, Milzcik, Mrozek and Tokarz on February 22, 2011, which vest on February 22, 2014. The restricted shares held by Mr. Bell, Ms. Chandy, and Messrs. Cook, Hermance, Milzcik, Mrozek, Springer and Tokarz may vest earlier than the dates indicated above upon a change in control of the Company or failure to be reelected to the Board. All shares of restricted stock are eligible for dividends.

(3)	Includes 611,932, 36,155, 94,802 and 88,288 shares under exercisable options for Messrs. Kingsley, Silvernail, Hostetler and Notaro, respectively.

(4)	Includes shares of restricted stock and restricted stock units awarded by the Company as follows:

Mr. Kingsley was awarded 29,228 shares of restricted stock under the Incentive Award Plan on April 3, 2007, which vest on April 3, 2011; 36,667 shares of restricted stock under the Incentive Award Plan on April 8, 2008, which vest on April 8, 2011; 40,350 shares of restricted stock under the Incentive Award Plan on February 24, 2009, which vest on February 24, 2012; 39,350 shares of restricted stock under the Incentive Award Plan on March 2, 2010, which vest on March 2, 2013; and 30,600 shares of restricted stock under the Incentive Award Plan on February 22, 2011, which vest on February 22, 2014; provided he is employed by the Company on such vesting dates. To motivate and retain Mr. Kingsley, Mr. Kingsley was awarded 242,800 shares of restricted stock under the Incentive Award Plan on April 8, 2008, which vests in 50% installments in 2011 and 2013, but vesting may be accelerated if the Company’s share price for any five consecutive trading days equals or exceeds $65.90 (twice the closing price of the shares on the date of grant). At February 23, 2011, Mr. Kingsley held 388,395 non-vested shares of restricted stock.

Mr. Silvernail was awarded 9,944 shares of restricted stock under the Incentive Award Plan on January 5, 2009, which vest on January 5, 2012; 5,310 shares of restricted stock under the Incentive Award Plan on February 24, 2009, which vest on February 24, 2012; 5,670 shares of restricted stock under the Incentive Award Plan on March 2, 2010, which vest on March 2, 2013; and 4,540 shares of restricted stock under the Incentive Award Plan on February 22, 2011, which vest on February 22, 2014; provided he is employed by the Company on such vesting dates.

Mr. Hostetler was awarded 2,718 shares of restricted stock under the Incentive Award Plan on April 3, 2007, which vest on April 3, 2011; 4,000 shares of restricted stock under the Incentive Award Plan on September 25, 2007, which vest on September 25, 2011; 3,750 shares of restricted stock under the Incentive Award Plan on April 8, 2008, which vest on April 8, 2011; 17,000 shares of restricted stock under the Incentive Award Plan on April 8, 2008, which vest on April 8, 2011; 5,310 shares of restricted stock under the Incentive Award Plan on February 24, 2009, which vest on February 24, 2012; 5,670 shares of restricted stock under the Incentive Award Plan on March 2, 2010, which vest on March 2, 2013; and 4,540 shares of restricted stock under the Incentive Award Plan on February 22, 2011, which vest on February 22, 2014; provided he is employed by the Company on such vesting dates.

Mr. Notaro was awarded 3,398 shares of restricted stock under the Incentive Award Plan on April 3, 2007, which vest on April 3, 2011; 10,140 shares of restricted stock under the Incentive Award Plan on February 24, 2009, which vest on February 24, 2012; 6,300 shares of restricted stock under the Incentive Award Plan on March 2, 2010, which vest on March 2, 2013; and 9,340 shares of restricted stock under the Incentive Award Plan on February 22, 2011, which vest on February 22, 2014; provided he is employed by the Company on such vesting dates.

The restricted shares held by Messrs. Kingsley, Silvernail, Hostetler and Notaro may vest earlier than the dates indicated above upon a change in control of the Company and certain other events. See “Outstanding Equity Awards at 2010 Fiscal Year End” under EXECUTIVE COMPENSATION.

All shares of restricted stock and restricted stock units are eligible for dividends.

(5)	Includes 1,422,320 shares under options that are exercisable currently or will be exercisable within 60 days of February 23, 2011, and 646,938 non-vested shares of restricted stock and restricted stock units.

(6)	Based solely on information in Schedule 13G, as of December 31, 2010, filed by T. Rowe Price Associates, Inc. (Price Associates) with respect to Common Stock owned by Price Associates and certain other entities which Price Associates directly or indirectly controls or for which Price Associates is an investment advisor on a discretionary basis.

(7)	Based solely on information in Schedule 13G, as of December 31, 2010, filed by BlackRock Inc. (BlackRock) with respect to Common Stock owned by BlackRock and certain other entities which BlackRock directly or indirectly controls or for which BlackRock is an investment advisor on a discretionary basis.

(8)	Based solely on information in Schedule 13G, as of December 31, 2010, filed by Capital World Investors (Capital World) with respect to Common Stock owned by Capital World and certain other entities which Capital World directly or indirectly controls or for which Capital World Investors is an investment advisor on a discretionary basis.

EXECUTIVE COMPENSATION

Risk Assessment

At the Compensation Committee’s direction, management conducted a risk assessment of the Company’s compensation policies and practices for its executive compensation program design for 2010 and beyond. The Committee reviewed and discussed the findings of the assessment and concluded that the Company’s compensation policies and practices are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy, do not incent executives to take unnecessary or excessive risks, and that any risks arising from the Company’s policies and practices are not reasonably likely to have a material adverse effect on the Company. In the review, management considered the attributes of the Company’s policies and practices, including:

•	The mix of fixed and variable compensation opportunities.

•	The balance between annual and longer-term performance opportunities.

•	The alignment of annual and long-term incentive award objectives to ensure that both types of awards encourage consistent behaviors and sustainable performance results.

•	Performance factors tied to key measures of short-term and long-term performance that motivate sustained performance.

•	The Committee’s ability to consider non-financial and other qualitative performance factors in determining actual compensation payouts.

Compensation Committee Report

The Compensation Committee has reviewed the following Compensation Discussion and Analysis and discussed its contents with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Michael T. Tokarz, Chairman
Frank S. Hermance
Gregory F. Milzcik

Compensation Discussion and Analysis

Extensive analysis of market data was conducted in 2010 to ensure IDEX’s executive compensation programs meet all objectives of the programs, especially market competitive positioning and rewards for performance. Adjustments to target and actual executive compensation were made based upon this analysis, as discussed in greater detail below.

Philosophy and Overview of Compensation

The Company’s executive compensation philosophy is to have a compensation program that (1) aligns the interests of management and stockholders, (2) motivates and retains the management team, and (3) results in executives holding meaningful amounts of the Company’s Common Stock.

The Company carries out its compensation philosophy by:

•	Compensating executives at the median of the market in which the Company competes for management talent, if the Company performs at target.

•	Providing executives with additional compensation if the Company performs above target.

•	Paying executives a significant portion of their compensation in the form of long-term equity awards that vest over time.

•	Requiring executives to hold targeted amounts of the Company’s Common Stock.

Compensation Elements

The material elements of 2010 compensation for the named executive officers, or NEOs, in the Summary Compensation Table, including Lawrence D. Kingsley, who is the chief executive officer, or CEO, and Dominic A. Romeo, who was the chief financial officer, or CFO, are outlined below:

Element	Purpose	Characteristics

Total Direct Compensation	Reward each executive for current and future performance through a combination and proportion of base salary, short- and long-term performance-based incentives and benefits.	Non-variable and variable cash, non-cash and equity-based components of compensation, targeted in the aggregate 50th percentile of market (+/- 20%).
Base Salary	Provide a fixed level of current cash compensation to reflect the executive’s primary duties and responsibilities.	Targeted to the 50th percentile of market (+/- 20%) and adjusted annually to reflect market changes, salary budgets, and individual performance.
Short-Term Incentives — Annual Bonus	Provide performance-based cash compensation in excess of base salary.	Targeted to 50th percentile of market (+/- 20%) and adjusted based on Company and individual performance.
Long-Term Incentives — Stock Options	Provide long-term compensation tied to increases in the price of the Company’s stock, and retention of the executive.	Adjusted based on Company and individual performance, priced on grant date, and vested ratably over four years.
Long-Term Incentives — Restricted Stock Awards	Provide long-term compensation tied to the value of the Company’s stock, and retention of the executive.	Adjusted based on Company and individual performance, and cliff vested in three years.
Retirement Benefits	Provide overall wealth accumulation and retention of executives.	Various market-based retirement and welfare benefits and perquisites targeted to the 50th percentile of the market.

The Compensation Committee targets the following approximate mix of annual compensation for the CEO and other NEOs:

	Percent Total of Direct Compensation at Target
		Target Annual	Target Long-Term
Executive	Base Salary	Incentives	Incentives

CEO	20%	20%	60%
Other NEOs	40%	25%	35%

Maintaining a balanced perspective is a core part of the Company’s business strategy. While short-term performance is vital to the financial well-being of the Company, the long-term health of the Company requires the appropriate emphasis on new products, technologies and investments that will enable future growth and deliver long-term stockholder value. The latter requires that employees take calculated risks to capitalize on anticipated changes in the Company’s numerous businesses. The Company believes targeting total direct compensation to within a range of +/- 20% of 50th percentile of market competitively positions the pay of its executives. The Company believes that balancing the proportion of cash and non-cash awards, as well as short-term versus long-term awards, is important to motivate performance while mitigating risk. Cash-based awards are important in motivating executives for the short-term, while long-term incentives focus executives with the greatest ability to impact business results on managing the business for the long-term, and reinforce the link between their earnings opportunity and the long-term growth of the Company. Actual compensation may fall outside the targeted range based on a variety of factors, including individual performance, additional responsibilities and length of tenure in a particular position.

Role of Compensation Committee and Data Used

The Compensation Committee establishes the Company’s compensation philosophy, structures the Company’s compensation programs to be consistent with that philosophy, and approves each element of each executive officer’s compensation. In the case of the CEO, the Board ratifies compensation determinations made by the Compensation Committee.

The Compensation Committee performs periodic reviews of executive pay tally sheets. The tally sheets outline each executive’s annual pay — target and actual — and total accumulated wealth under various performance and employment scenarios. Data from the tally sheets is considered by the Compensation Committee when setting target total compensation. Generally, the Compensation Committee reviews and adjusts target total compensation levels annually. Actual total compensation may vary from target based on Company and individual performance, and changes in stock price over time.

Generally, the amount of compensation realized historically, or potentially realizable in the future, from past compensation awards does not directly impact the level at which future pay opportunities are set. When granting equity awards, the Compensation Committee reviews both individual performance and the positioning of previously granted equity awards within established grant ranges.

To assist the Compensation Committee in discharging its responsibilities, the Compensation Committee retained Towers Watson to act as an outside consultant. Towers Watson is engaged by, and reports directly to, the Compensation Committee. Towers Watson works with the Compensation Committee, in conjunction with management, to structure the Company’s compensation programs and evaluate the competitiveness of its executive compensation levels. Towers Watson’s primary areas of assistance to the Compensation Committee are:

•	Analyzing market compensation data for all executive positions;

•	Advising on the terms of equity awards; and

•	Reviewing materials to be used in the Company’s proxy statement.

Towers Watson periodically provides the Compensation Committee and management market data on a variety of compensation-related topics. The Compensation Committee authorized Towers Watson to interact with the Company’s management, as needed, on behalf of the Compensation Committee, to obtain or confirm information.

Market Benchmarking

The Compensation Committee reviews data from various sources (discussed below) as one input in determining appropriate target compensation levels. Individual pay decisions are made on the basis of individual performance, years of experience, skill set, perceived value of the position (or the individual) to the organization, as well as the market data. The Compensation Committee believes that, to attract and retain qualified management, pay levels should be targeted within a range of +/- 20% of 50th percentile of market for comparable positions at comparable companies. However, cases may exist where such target pay levels fall outside this range based on the individual factors listed above. Actual pay should and does vary from target based on Company and individual performance. For 2010, pay levels for the NEOs were within the targeted range.

The Compensation Committee undertook a review of its data sources and analysis to ensure that its 2010 executive compensation programs appropriately reflected its market for talent. The Committee considered relevant market pay practices to ensure the Company’s ability to recruit and retain high performing talent across its diversified markets and global footprint. Two main sources of market data were selected for the 2010 executive compensation analysis for the NEOs:

•	Companies that participate in Towers Watson executive compensation data base (excluding energy and financial service companies) matched by job content with data regressed based on the Company’s revenue size. Data for this group was presented on an aggregate basis and individual company data was not reviewed nor does the Company know the identities of the companies in the data base; and

•	The peer group of companies identified below, which consists of companies that are similar to the Company in terms of their size (i.e., revenue, net income, and market capitalization), diversified industry profile (ranging from customized manufacturing solutions to emerging markets in highly specialized health science technology), research and development investment, and/or global presence; and have executive officer positions that are comparable to the Company’s in terms of breadth, complexity and scope of responsibilities.

	2009 Fiscal Year
			Year-End
			Market
Company	Revenue ($M)	Net Income ($M)	Capitalization ($M)

Actuant	$1,663.9	$122.5	$1,772.4
Ametek	2,531.1	247.0	3,225.1
Barnes Group	1,362.1	97.1	758.5
Circor International	793.8	−59.0	464.8
Colfax	604.9	−0.6	449.0
Dionex	385.0	55.5	1,080.5
Donaldson Co	1,868.6	131.9	2,937.4
Dover	7,568.9	694.8	6,123.6
Flowserve	4,473.5	442.4	2,879.8
Gardner Denver	2,018.3	166.0	1,209.3
Millipore	1,602.1	145.8	2,854.0
Nordson	1,124.8	117.5	1,237.5
Pall	2,571.6	217.3	4,824.4
Pentair	3,352.0	256.4	2,326.2
PerkinElmer	1,937.5	126.1	1,616.0
Robbins & Myers	787.2	87.4	1,556.6
Roper Industries	2,306.4	286.5	3,896.7
Smith A O	2,304.9	81.9	891.2
SPX	5,855.7	253.2	2,011.8
Varian	1,012.5	66.4	1,242.3
Waters	1,575.1	322.5	3,556.8
Watts Water Technologies	1,459.4	47.3	913.9
25th Percentile	1,184.1	83.3	1,112.7
50th Percentile	1,766.3	129.0	1,694.2
75th Percentile	2,474.9	251.6	2,923.0
IDEX	1,489.5	131.4	1,940.1
PERCENT RANK	34.5%	51.9%	55.7%
RANK	15 out of 23	12 out of 23	11 out of 23

The Compensation Committee, believes that multiple data sources provide for a clearer perspective of the market. As such, they developed an aggregate composite, with the support of Towers Watson, of the market data to establish target compensation levels for the executives weighted as follows:

		Towers Watson
	Peer Group	Data Base
Position(s)	Weighting	Weighting	Rationale

CEO and CFO	80%	20%	Positions are required to be represented in all of the proxy peer group companies; closest representation of the corporate profile; balance of peer and survey data.
Segment Leaders	60%	40%	Positions require skills and experience found in narrowly defined markets and/or a wider range of organizations than simply the peer group; balance of peer and survey data.
General Counsel	30%	70%	Limited number of position matches in the proxy group; pool for talent would include the broader industry representation in the survey data.

Process of Setting Compensation

The CEO’s pay package is set by the Compensation Committee during executive session based on the financial and operating performance of the Company and the Committee’s assessment of the CEO’s individual performance. The pay packages for the other NEOs are set by the Compensation Committee based on the recommendations of the CEO. The Compensation Committee considers the CEO’s recommendations, taking into account each NEOs individual responsibility, experience and overall performance, as well as internal comparisons of pay within the executive group.

In setting compensation, the Compensation Committee reviews the estimated accounting and tax impact of all elements of the executive compensation program. Generally, an accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and the Company realizes a tax deduction upon payment to, or realization by, the executive. The Compensation Committee has been advised that, based on current interpretations, stock options awarded under the Incentive Award Plan should satisfy the requirements for performance-based compensation under Internal Revenue Code Section 162(m). In addition, the Compensation Committee has been advised that Mr. Kingsley’s annual incentive compensation under the Incentive Award Plan should satisfy the requirements for performance-based compensation under Section 162(m). The Compensation Committee has been made aware that restricted stock awards (which vest based on continued employment with the Company) do not qualify as performance-based compensation and, therefore, may not be tax-deductible under Section 162(m).

A goal of the Compensation Committee is to comply with the requirements of Section 162(m). Section 162(m) limits the tax deductibility by the Company of annual compensation in excess of $1,000,000 paid to the CEO and any of the three other most highly compensated executive officers, other than the CFO. While the tax impact of any compensation arrangement is one factor to be considered, that impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee considers ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to the executive officers that is not fully deductible if it determines the compensation is consistent with its philosophy and is in the Company’s and stockholders’ best interests.

Base Salary

Base salaries are reviewed annually and may be adjusted to reflect market competitiveness, Company operating performance, and individual performance. Factors taken into account to increase or decrease base salary include significant changes in individual job responsibilities and the growth of the Company. Base salary is targeted to within a range of +/- 20% of the 50th percentile of the market. For 2010, base salaries were within the established salary ranges for each NEO.

Short-Term Incentives — Annual Bonus

NEOs other than the CEO

All NEOs, other than Mr. Kingsley, participate in the Company’s Management Incentive Compensation Plan (MICP). The MICP provides participants with the opportunity to earn annual cash bonuses. Annual cash bonuses under the MICP are targeted to within +/- 20% of the 50th percentile of the market, with higher payouts for above-target performance and lower payouts for below-target performance. For 2010, targeted annual bonus amounts were within the established market ranges for each NEO who participates in the MICP.

The amount of the annual cash bonus paid to each participant under the MICP is determined under the following formula:

Annual Bonus = Individual Target Bonus x Business Performance Factor x Personal Performance Multiplier

•	Individual Target Bonus for the year is a percentage of the participant’s base salary and is based on the participant’s position. For the NEOs eligible to receive a bonus under the MICP for 2010, the Individual Target Bonus was either 65% or 70% of base salary.

•	The Business Performance Factor is calculated based on measurable corporate quantitative objectives, which are given a combined 65% weighting, and up to five subjectively assessed corporate qualitative objectives, which are given a combined 35% weighting.

•	A Personal Performance Multiplier ranging from 0.75 to 1.30 is assigned to each participant based on a subjective assessment of an individual’s performance against individual and business strategic and operational objectives. The Personal Performance Multipliers are recommended by the CEO to the Compensation Committee. The top 25% of all MICP participants receive a Personal Performance Multiplier ranging from 1.15 to 1.30, the bottom 10% of all MICP participants receive a Personal Performance Multiplier ranging from 0.75 to 0.90, and the middle 65% of all MICP participants receive a Personal Performance Multiplier ranging from 0.90 to 1.15. Personal Performance Multipliers above 1.30 or below 0.75 may be assigned to reflect unusually positive or negative individual performance. For the NEOs who received a bonus under the MICP in 2010, the Personal Performance Multipliers for 2010 ranged from .95 to 1.30.

For 2010, the measurable quantitative objectives within the Business Performance Factor were adjusted earnings per share (EPS) and adjusted cash flow conversion. Adjusted EPS excludes restructuring charges and fair value adjustments to inventory related to acquisitions. Adjusted cash flow conversion (cash flow as a percent of net income) excludes forward starting interest rate swap settlement charges incurred by the Company in connection with its 2010 registered debt offering. The payout of each quantitative objective is a function of the amount by which actual performance exceeds or falls short of goal, with a maximum payout of 200% of target for each objective. The MICP provides that no bonus is payable under the Plan unless the minimum threshold for adjusted EPS is met. The threshold adjusted EPS for 2010 was established to be $1.41 for NEOs. For 2010, the relative weightings and actual performance against the quantitative objectives for all NEOs (other than the CEO) are shown in the table below.

For 2010, the subjectively assessed qualitative objectives within the Business Performance Factor were: global expansion, capital management and deployment, commercial excellence, operational excellence, and organizational development. These measures were targeted to business priorities or initiatives determined by the Compensation Committee and management to address current or future business needs. These measures and goals are established at the beginning of each fiscal year. For 2010, the actual performance against the subjectively based qualitative measures for all NEOs (other than the CEO) is shown in the table below.

The Compensation Committee may, in its discretion, further adjust the Business Performance Factor to account for environmental conditions and adjust for factors (such as acquisition consummation and integration, and performance in a challenging economic environment) not fully reflected in the quantitative and qualitative objectives. Over the past 10 years, the Business Performance Factor for the NEOs participating in the MICP has been at or above 100% for five years, and below 100% for five years. For 2010, the performance against the quantitative and qualitative factors resulted in a recommended Business Performance Factor of 156.5% for all NEOs (other than the CEO), as shown in the table below.

					Business
				MICP	Performance
MICP Objective	Goal	Actual	Payout	Weighting	Factor

Adjusted EPS	$1.76	$1.99	200.0%	50%	100.00%
Adjusted Cash Flow Conversion	100%	119%	131.7%	15%	19.75%
Subjective Measures	N/A	105%	105.0%	35%	36.75%

Total				100%	156.50%

CEO

The CEO’s annual incentive bonus takes the form of a cash performance award that is based on achieving a consolidated operating income target. The maximum amount of the performance award that the CEO can receive under the terms of the Company’s Incentive Award Plan for any year is 2% of the Company’s operating income for the year, which is greater than the maximum annual cash bonus he could receive if he participated in the MICP. However, the Compensation Committee is allowed to reduce (and historically always has reduced) the amount of the award based on other quantitative and qualitative criteria. The CEO receives a performance cash award rather than an annual cash bonus under the MICP in order that the award will be deductible under Internal Revenue Code Section 162(m). If the CEO was a participant in the MICP (which permits upward adjustments based on qualitative factors instead of only downward adjustments as permitted under the Company’s Incentive Award Plan), the CEO’s annual cash bonus under the MICP would not be deductible under Section 162(m).

In 2010, the Compensation Committee granted Mr. Kingsley a performance award with a maximum payment amount of 1% of the Company’s 2010 operating income. Mr. Kingsley would receive no bonus if the Company did not achieve operating income of $184.0 million. The Compensation Committee set Mr. Kingsley’s actual performance award for 2010 at $1,663,000. In setting the actual award, the Compensation Committee considered the actual performance of the Company based on the same factors described above under the Business Performance Factor for corporate participants, its subjective assessment of Mr. Kingsley’s individual performance and the amount that Mr. Kingsley would have earned as an annual cash bonus if he participated in the MICP on substantially the same terms as the other NEOs.

Long-Term Incentives

Long-term incentive awards for the NEOs are structured to provide approximately 50% of the expected value in the form of stock options and 50% of the expected value in the form of restricted stock awards. The Compensation Committee believes that stock options and restricted stock incent management actions that drive the creation of stockholder value and promote executive stock ownership. However, stock options and restricted stock have different characteristics. Stock options provide value only to the extent that the Company’s stock price appreciates above the stock price on the date of grant. Restricted stock awards provide value regardless of whether the Company’s stock price appreciates, and help retain executives over the course of business and market cycles that may negatively impact the

Company’s operations and stock price in the short term. Because at the time of grant option shares have a lower expected value than restricted stock awards, relatively more option shares are awarded. Stock option and restricted stock awards are approximately equally weighted for all NEOs to reflect the Compensation Committee’s belief that stock price appreciation, retention of executives and executive stock ownership are all important objectives. Stock option and restricted stock awards are generally made on an annual basis, or at the time of a special event (such as upon hiring or promotion). Historically, we have usually made awards on the date of the first Compensation Committee meeting of a year, or the date of the annual meeting of stockholders. However, we have not adopted specific guidelines as to the timing of such awards but attempt not to make awards during any periods when we have non-public information which could impact our stock price.

Each NEO’s award level, other than Mr. Kingsley’s, is based on Mr. Kingsley’s recommendation to the Compensation Committee, which is based on his subjective assessment of the individual’s performance and, to a lesser extent, his subjective assessment of the Company’s performance. Mr. Kingsley’s award level is determined by the Compensation Committee’s subjective determination of his performance and, to a lesser extent, its subjective view of the Company’s performance. The actual value delivered may vary above or below the target value based on the performance of the Company’s stock over time, and the timing of the executive’s decision to realize such value.

Stock Ownership

Consistent with its executive pay philosophy, the Company requires that all corporate and operating officers maintain minimum ownership levels of the Company’s Common Stock. The following stock ownership guidelines for NEOs were established by the Board of Directors in 2006.

Executive	Ownership Multiple of Base Salary

CEO	5 times
CFO	3 times
Other NEOs	2-2.5 times

The CEO, CFO and the other NEOs must comply with these ownership requirements within five years of date of hire. Shares that are counted for purposes of satisfying ownership requirements are shares directly owned, unvested restricted shares, and shares underlying restricted stock units and DCUs. As of December 31, 2010, the CEO, CFO and the other NEOs had met or were proceeding towards meeting the ownership guidelines within the specified five-year period.

Hedging

All directors and officers of the Company are prohibited from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities (“hedging”). For this purpose, “hedging” includes “short-sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning the Company’s stock, such as zero-cost collars and forward sales contracts.

Clawbacks

Consistent with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and to the extent not in violation of any applicable law, the Company reserves the right to recover, or clawback, from current or former directors and officers any wrongfully-earned performance-based compensation, including stock-based awards, upon the determination by the Compensation Committee of the following:

•	There has been restatement of Company financials, due to the material noncompliance with any financial reporting requirement,

•	The cash incentive or equity compensation to be recouped was calculated on, or its realized value affected by, the financial results that were subsequently restated,

•	The cash incentive or equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results, and

•	The pay affected by the calculation was earned or awarded within three years of the determination of the necessary restatement

The Compensation Committee has exclusive authority to modify, interpret and enforce this provision in compliance with all regulations.

Tax Gross-Up Provisions

In February 2011, the Compensation Committee adopted a policy that the Company will not enter into any new agreements that include excise tax gross-up provisions with respect to payments contingent upon a change in control of the Company. There are currently two existing agreements with NEOs, the most recent of which was entered into in 2004, which will not be affected by this policy. In February 2011, the Compensation Committee also discontinued the grossing-up of NEO year-end allowances for premiums paid for supplemental disability benefits.

Employee Benefits

The NEOs participate in health, welfare and qualified retirement programs available to all U.S.-based non-union employees. The Company also provides executives with nonqualified retirement plans, deferred compensation arrangements and supplemental disability benefits. Participation in these nonqualified plans is intended to provide executives with the opportunity to accumulate benefits and wealth over time. For a more complete explanation of these plans, see the narrative following the 2010 Summary Compensation Table, the Pension Benefits at 2010 Fiscal Year End table, the Nonqualified Deferred Compensation at 2010 Fiscal Year End table, and the discussion under Potential Payments upon Termination or Change in Control.

Severance and Change in Control Benefits

Mr. Kingsley is entitled to severance benefits under the terms of his employment agreement if his employment is actually or constructively terminated without cause. Messrs. Silvernail, Hostetler and Notaro are entitled to severance benefits under the terms of written agreements in the event that their employment is actually or constructively terminated without cause in connection with a change in control, or in the event their employment is terminated without cause other than in connection with a change in control. The amount of the benefit, which varies with the individual, depends on whether such termination is in connection with a change in control. The level of each of Messrs. Kingsley’s, Silvernail’s, Hostetler’s and Notaro’s severance benefits is reflective of the Company’s perception of the market for their positions at the time the agreements were put in place.

2010 Summary Compensation Table

The table below summarizes the total compensation earned in 2010, 2009, and 2008 for the Company’s CEO, CFO, and each of the three most highly compensated executive officers other than the CEO and CFO.

						Change in
						Pension Value
						and Non-
					Non-Equity	Qualified
					Incentive	Deferred	All Other
Name and Principal			Stock	Option	Compensation	Compensation	Compensation
Position	Year	Salary	Awards(1)	Awards(2)	Plan(3)	Earnings(4)	(5)	Total

Lawrence D. Kingsley,	2010	$845,673	$1,250,150	$1,262,642	$1,663,000	$19,515	$204,601	$5,245,581
Chairman, President and	2009	825,000	806,193	762,848	1,000,000	25,114	217,788	3,636,943
Chief Executive Officer	2008	825,000	9,208,438	1,085,349	876,600		224,764	12,220,151
Dominic A. Romeo,	2010	445,673	350,105	353,613	567,000	19,991	318,741	2,055,123
Vice President and Chief	2009	425,000	249,350	214,430	321,600	27,388	77,781	1,315,549
Financial Officer	2008	425,000	2,784,275	310,800	281,800		73,647	3,875,522
Andrew K. Silvernail,	2010	383,558	180,136	424,335	548,000	0	68,099	1,604,128
Vice President, Group Executive, Health & Science Technologies and Dispensing
Kevin G. Hostetler,	2010	383,558	180,136	424,335	417,000	0	70,720	1,475,748
Vice President, Group Executive, Fluid Metering Technologies
Frank J. Notaro,	2010	335,690	200,151	202,092	450,000	39,934	67,217	1,295,084
Vice President, General	2009	315,100	202,597	206,167	209,100	50,398	64,345	1,047,707
Counsel and Secretary	2008	315,100	155,689	139,949	183,200		60,911	854,849

(1)	Reflects the aggregate grant date fair value in accordance with FASB ASC Topic 718 using the assumptions set forth in the footnotes to financial statements in the Company’s annual report on the Form 10-K for the year ended December 31, 2010, for awards granted during the relevant year assuming no forfeitures. All shares of restricted stock are eligible for dividends.

(2)	Reflects the aggregate grant date fair value in accordance with FASB ASC Topic 718 using the assumptions set forth in the footnotes to financial statements in the Company’s Annual Report on the Form 10-K for the year ended December 31, 2010, for stock options granted during the relevant year assuming no forfeitures.

(3)	Reflects Mr. Kingsley’s annual performance award under the Incentive Award Plan, and for the other NEOs the annual cash bonus under the MICP, in each case earned in the year reported.

(4)	Represents the aggregate increase in actuarial value under the Pension Plan and SERP (see the narrative to this table below for further details and the narrative to the Pension Benefits at 2010 Fiscal Year End table for descriptions of the Pension Plan and SERP).

(5)	Includes the following:

		Contribution to
		401(k) Plan,
		Defined		Supplemental
		Contribution		Disability
		Plan and		Benefit
		Accrued SERP		Premiums &		Other
Name	Year	Benefits	Automotive(a)	Tax Gross-Up	Aircraft(b)	Payments(c)	Total

Lawrence D. Kingsley	2010	$147,654	$25,048	$10,233	$21,667	$0	$204,601
Dominic A. Romeo	2010	78,982	16,836	2,923	0	220,000	318,741
Andrew K. Silvernail	2010	49,109	18,990	0	0	0	68,099
Kevin G. Hostetler	2010	50,085	20,635	0	0	0	70,720
Frank J. Notaro	2010	46,307	19,039	1,871	0	0	67,217

(a)	Includes lease, maintenance, gas and parking costs (at headquarters) for Company-provided automobile and car allowance.

(b)	The Company’s methodology for calculating the value of the personal use of the Company aircraft is to calculate the incremental costs of such usage to the Company, which includes fuel, landing fees, hangar fees, catering, additional expenses related to the crew and other expenses which would not have otherwise been incurred by the Company if the aircraft had not been used for personal travel.

(c)	In connection with Mr. Romeo’s decision to retire effective February 28, 2011, the Company entered into an Amendment to Agreement dated December 20, 2010, amending the Employment Agreement between the Company and Mr. Romeo dated as of March 1, 2010 (Amendment). Pursuant to the terms of the Amendment, the Company made a payment of $220,000 in full settlement of any and all contractual claims for payments for base salary, bonus, or other compensation which Mr. Romeo might have under his Employment Agreement for periods after February 28, 2011. This payment was not be considered “compensation” for purposes of the IDEX Corporation Supplemental Executive Retirement Plan.

Narrative to Summary Compensation Table

Perquisites and Supplemental Disability

In addition to benefits generally available to all other U.S.-based non-union employees, the CEO and other NEOs receive a car allowance and, except as set forth below, participate in a supplemental long-term disability program. The supplemental disability benefit is in addition to the group long-term disability benefit generally available to all U.S.-based non-union employees. The group long-term disability plan provides an annual benefit of 60% of the first $200,000 of base salary, or an annual maximum benefit of $120,000 per year. For the NEOs other than the CEO, the supplemental program provides an annual benefit of 60% of their base salary above $200,000, with a maximum supplemental benefit of $36,000 per year. For the CEO, the supplemental program provides an annual benefit of 60% of base salary above $200,000, with a maximum supplemental benefit of $240,000 per year. The NEOs pay the premiums on all such insurance, but the Company provides a year-end allowance to the executives equal to the supplemental program premium costs together with a gross-up on the taxes associated with such year-end allowance (as noted above, the grossing-up of allowances was discontinued in 2011). Messrs. Silvernail and Hostetler did not participate in the supplemental long-term disability program in 2010. The CEO is also offered the personal use of Company aircraft (limited to 25 hours per year).

Retirement Benefits

The Company maintains three tax-qualified retirement plans for all U.S-based non-union employees in which the CE0 and other NEOs participate: the IDEX Corporation Defined Contribution Plan (Defined Contribution Plan), the IDEX Corporation Savings Plan, which is a 401(k) plan with a prescribed matching contribution (401(k) Plan), and the IDEX Corporation Retirement Plan, which is a defined benefit plan

(Pension Plan). The CEO and certain NEOs have accrued benefits under the Pension Plan, but none are actively accruing a benefit.

Defined Contribution Plan

The Defined Contribution Plan is an ongoing, tax-qualified, “defined contribution” plan that provides an annual contribution based on a participant’s compensation for that year and a combination of the participant’s age and years of service as shown below:

Age + Years of Service	Company Contribution

Less than 40	3.5% of Eligible Annual Compensation
40 but less than 55	4.0% of Eligible Annual Compensation
55 but less than 70	4.5% of Eligible Annual Compensation
70 or more	5.0% of Eligible Annual Compensation

Under the Defined Contribution Plan, participants are entitled to receive the lump sum value of their vested account at termination of employment subject to distribution rules under the law.

401(k) Plan

The 401(k) Plan is an on-going, tax-qualified, “401(k)” plan that provides a matching contribution based on the employee’s contribution up to 8% of eligible compensation. The maximum matching contribution by the Company is either 2.8% of eligible compensation, if the employee is currently accruing benefits under the Pension Plan, or 4.0% of eligible compensation, if the employee participates in the Defined Contribution Plan.

Pension Plan

During 2005, the Company redesigned its retirement plans to eliminate the Pension Plan for employees hired after 2004 and provide them only the Defined Contribution Plan. Employees who participated in the Pension Plan as of December 31, 2005, and who met certain age and service requirements, were given the one-time opportunity to choose:

•	To stay in the Pension Plan with the then current match in the 401(k) Plan (maximum match of 2.8% of eligible pay); or

•	To begin participating in the Defined Contribution Plan as of January 1, 2006, with an enhanced match in the 401(k) Plan (maximum match of 4.0% of eligible pay). Employees who chose this option retain, by law, a frozen benefit in the Pension Plan as of December 31, 2005.

Based on their individual elections, Messrs. Kingsley, Romeo and Notaro chose to begin participation in the Defined Contribution Plan and not to accrue benefit credits after December 31, 2005 under the Pension Plan. Each of them still has a frozen benefit under the Pension Plan as of December 31, 2005. Therefore, the monthly accrued benefit for Messrs. Kingsley, Romeo and Notaro under the Pension Plan upon retirement at age 65 will not change, although the present value of such benefit will change from year to year. Messrs. Silvernail and Hostetler were hired after December 31, 2005, and therefore neither is eligible for the Pension Plan.

2010 Grants of Plan-Based Awards

The following table provides information on plan-based awards for all NEOs for 2010.

					All Other	All Other
					Stock	Option	Exercise
					Awards:	Awards:	or Base	Grant Date
		Estimated Future Payouts			Number of	Number of	Price of	Fair Value of
		Under Non-Equity Incentive Plan			Shares of	Securities	Option	Stock and
	Grant	Awards(1)			Stock or	Underlying	Awards	Option
Name	Date	Threshold	Target	Maximum	Units(2)	Options(2)	($ per Share)(3)	Awards

Lawrence D. Kingsley	03/02/2010	$0	$850,000	$2,600,000	39,350	131,580	$31.77	$2,512,791
Dominic A. Romeo	03/02/2010	118,100	315,000	819,000	11,020	36,850	31.77	703,718
Andrew K. Silvernail	03/02/2010	105,000	280,000	728,000	5,670	44,220	31.77	604,471
Kevin G. Hostetler	03/02/2010	105,000	280,000	728,000	5,670	44,220	31.77	604,471
Frank J. Notaro	03/02/2010	82,900	221,000	574,600	6,300	21,060	31.77	402,243

(1)	For Mr. Kingsley, amount reflects minimum payment under the Incentive Award Plan for threshold, 100% of his 2010 base salary for target, and maximum payment under the Incentive Award Plan for maximum. See Short-Term Incentives — Annual Bonus under COMPENSATION DISCUSSION AND ANALYSIS. For NEOs other than Mr. Kingsley, amounts reflect payment levels under the MICP based upon 2010 salary levels, a Business Performance Factor of 50% for threshold, 100% for target and 200% for maximum, and a Personal Performance Modifier of 0.75 for threshold, 1.00 for target, and 1.30 for maximum. The amounts actually paid to the NEOs are reflected in the Non-Equity Incentive Plan Compensation column in the 2010 Summary Compensation Table.

(2)	See Outstanding Equity Awards at 2010 Fiscal Year End Table for vesting of options, restricted stock and restricted stock units.

(3)	Reflects closing price of the Company’s Common Stock on the grant date, which is the fair market value of the stock under the terms of the Incentive Award Plan.

Narrative to 2010 Grants of Plan-Based Awards Table

Stock options awarded to the NEOs in 2010 had the following characteristics:

•	All are nonqualified stock options;

•	All have an exercise price equal to the closing price of the Company’s stock on the grant date;

•	All vest annually in equal amounts over a four-year period;

•	All vest upon retirement if retirement eligible (NEO is at least age 50, with a minimum of five years of IDEX service, and the NEO’s age plus years of service equals 70); and

•	All expire 10 years after the date of grant.

Restricted stock awards to the NEOs in 2010 had the following characteristics:

•	All annual awards cliff-vest three years after the grant date;

•	All shares vest upon retirement if retirement eligible (NEO is at least age 50, with a minimum of five years of IDEX service, and the NEO’s age plus years of service equals 70); and

•	All shares receive dividends in the same amount as paid on the Company’s Common Stock at the time such dividends are paid.

Outstanding Equity Awards at 2010 Fiscal Year End

The following table provides information on all restricted stock and stock option awards held by the NEOs and the value of those awards as of December 31, 2010. All outstanding equity awards are in or exercisable for shares of the Company’s Common Stock.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of	Market Value of
	Unexercised	Unexercised	Option	Option	Shares or Units of	Shares or Units of
	Options	Options	Exercise	Expiration	Stock that Have	Stock that Have
Name	Exercisable(1)	Unexercisable(1)	Price	Date	Not Vested(2)	Not Vested(3)

Lawrence D. Kingsley	217,500	0	$20.58	08/23/2014	388,395	$15,194,012
	82,590	0	26.90	03/22/2015
	105,060	0	34.18	04/04/2016
	84,712	28,238	34.03	04/03/2017
	61,112	61,112	32.95	04/08/2018
	36,456	109,404	19.98	02/24/2019
	0	131,580	31.77	03/02/2020
Dominic A. Romeo(4)	18,750	0	26.90	05/29/2011
	15,000	0	28.31	05/29/2011
	22,500	0	34.18	05/29/2011
	25,020	0	34.03	05/29/2011
	35,000	0	32.95	05/29/2011
	30,750	0	19.98	05/29/2011
Andrew K. Silvernail	9,190	27,570	25.14	01/05/2019	20,924	818,547
	4,360	13,080	19.98	02/24/2019
	0	18,947	31.77	03/02/2020
	0	25,273	31.77	03/02/2020
Kevin G. Hostetler	15,000	0	28.31	09/27/2015	38,448	1,504,086
	9,000	0	35.18	04/04/2016
	7,875	2,625	34.03	04/03/2017
	11,250	3,750	38.40	09/25/2017
	6,260	6,260	32.95	04/08/2018
	14,360	43,080	19.98	02/24/2019
	0	18,947	31.77	03/02/2020
	0	25,273	31.77	03/02/2020
Frank J. Notaro	42,750	0	18.22	03/23/2014	19,838	776,063
	3,060	0	26.90	03/22/2015
	12,375	0	34.18	04/04/2016
	9,846	3,282	34.03	04/03/2017
	9,855	29,565	19.98	02/24/2019
	0	21,060	31.77	03/02/2020

(1)	All options expire on the 10th anniversary of the grant date. Options vest 25% per year on the anniversary of the grant date, and 100% upon a change in control.

(2)	The following table sets forth grant and vesting information for the outstanding restricted stock awards for all NEOs. All shares vest 100% upon a change in control.

				Number of
				Shares or	Market Value
			Market	Units of	of Shares or
			Value Per	Stock that	Units of Stock
			Share at	Have Not	that Have Not
Name	Grant Date	# Shares	Grant	Vested	Vested	Vesting

Lawrence D. Kingsley	04/03/2007	29,228	$34.03	29,228	$1,143,399	100% vest on 04/03/11
	04/08/2008	36,667	32.95	36,667	1,434,413	100% vest on 04/08/11
04/08/2008	242,800	32.95	242,800	9,498,336	121,400 vest on 04/08/11 and 04/08/13, but vesting may be accelerated if the Company’s share price for any five
consecutive trading days equals or
exceeds $65.90 (twice the closing
						price of the shares on date of grant)
	02/24/2009	40,350	19.98	40,350	1,578,492	100% vest on 02/24/12
	03/02/2010	39,350	31.77	39,350	1,539,372	100% vest on 03/02/13
Andrew K. Silvernail	01/05/2009	9,944	25.14	9,944	389,009	100% vest on 01/05/12
	02/24/2009	5,310	19.98	5,310	207,727	100% vest on 02/24/12
	03/02/2010	5,670	31.77	5,670	221,810	100% vest on 03/02/13
Kevin G. Hostetler	04/03/2007	2,718	34.03	2,718	106,328	100% vest on 04/03/11
	09/25/2007	4,000	38.40	4,000	156,480	100% vest on 09/25/11
	04/08/2008	3,750	32.95	3,750	146,700	100% vest on 04/08/11
	04/08/2008	17,000	32.95	17,000	665,040	100% vest on 04/08/11
	02/24/2009	5,310	19.98	5,310	207,727	100% vest on 02/24/12
	03/02/2010	5,670	31.77	5,670	221,810	100% vest on 03/02/13
Frank J. Notaro	04/03/2007	3,398	34.03	3,398	132,930	100% vest on 04/03/11
	02/24/2009	10,140	19.98	10,140	396,677	100% vest on 02/24/12
	03/02/2010	6,300	31.77	6,300	246,456	100% vest on 03/02/13

(3)	Determined based upon the closing price of the Company’s common stock on December 31, 2010.

(4)	Pursuant to the terms of the Amendment, Mr. Romeo was fully vested in all restricted stock awards and options granted prior to December 31, 2009, and he voluntarily surrendered and forfeited all restricted stock and option awards granted on and after December 31, 2009.

2010 Option Exercises and Stock Vested

The following table provides information on stock option exercises and stock vesting for all NEOs in 2010.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired	Realized Upon	Acquired on	Realized Upon
Name	on Exercise	Exercise(1)	Vesting	Vesting(2)

Lawrence D. Kingsley			27,188	$901,554
Dominic A. Romeo	160,250	$2,742,568	96,940	3,751,543
Kevin G. Hostetler			2,340	77,594
Frank J. Notaro			3,210	106,444

(1)	Calculated as the difference between the closing price of the Company’s Common Stock on the date of exercise and the exercise price.

(2)	Calculated based upon the closing price of the Company’s Common Stock on the vesting date. For Mr. Kingsley, on April 4, 2010, 27,188 shares vested at a price of $33.16 per share. For Mr. Romeo, on April 4, 2010, 5,820 shares vested at a price of $33.16 per share, on April 8, 2010, 12,333 shares vested at a price of $33.39 per share, and on December 20, 2010, 12,480, 6,473, 10,500 and 49,334 shares vested at a price of $39.94 per share. For Mr. Hostetler, on April 4, 2010, 2,340 shares vested at a price of $33.16. For Mr. Notaro, on April 4, 2010, 3,210 shares vested at a price of $33.16.

Pension Benefits at 2010 Fiscal Year End

The following table provides information related to the potential pension benefits payable to each NEO determined as described in the footnotes below.

		Number of	Present Value
		Years Credited	of Accumulated
Name	Plan Name	Service(1)	Benefits(2)

Lawrence D. Kingsley	Pension Plan	1.33	$28,390
	SERP	1.33	81,950
Dominic A. Romeo	Pension Plan	1.92	47,270
	SERP	1.92	75,603
Andrew K. Silvernail	Pension Plan	N/A	N/A
	SERP
Kevin G. Hostetler	Pension Plan	N/A	N/A
	SERP
Frank J. Notaro	Pension Plan	7.75	148,867
	SERP	7.75	71,114

(1)	Credited service is determined under the Pension Plan as of December 31, 2010.

(2)	The present value of accumulated benefits as of December 31, 2010 is determined using an assumed retirement age of 65 and an assumed form of payment of 100% lump sums. For valuing lump sums, interest and mortality assumptions are as required by the Pension Protection Act of 2009 (PPA) for funding valuations. The interest and mortality assumptions are the PPA-required three-segment interest rates (for December 31, 2010, interest rates of 1.65% for payments in the first five years, 4.91% for payments for the 6th through 20th year, and 6.52% for payments beyond 20 years) and the RP-2000 combined mortality tables as required by PPA. The discount rate used for determining present values was 5.20%.

Narrative to Pension Benefits at 2010 Fiscal Year End Table

Pension Plan

The Pension Plan is an on-going, tax-qualified, “career average” retirement plan that provides a level of benefit based on a participant’s compensation for a year with periodic updates to average compensation over a fixed five-year period. Under the Pension Plan, participants are entitled to receive an annual benefit on retirement equal to the sum of the benefit earned through 1995 using the five-year average compensation of a participant through 1995, plus the benefit earned under the then current formula for each year of employment after 1995. For each year of participation through 1995, a participant earned a benefit equal to 1.25% of the first $16,800 of such average compensation through 1995, and 1.65% of such compensation in excess of $16,800. Beginning January 1, 1996, the benefit earned equals the sum of 1.6% of the first $16,800 of each year’s total compensation, and 2.0% for such compensation in excess of $16,800, for each full year of service credited after 1995. As required by law, compensation counted for purposes of determining this benefit is limited. For all participants in the Pension Plan, the normal form of retirement benefit is payable in the form of a life annuity with five years of payments guaranteed. Other optional forms of payment are available.

SERP

The SERP is an unfunded, nonqualified supplemental employee retirement plan designed to provide deferred compensation for officers and other key employees to compensate them for any benefits lost under the Company’s tax-qualified retirement programs due to limits on compensation and benefits under these tax-qualified plans. Benefits are payable upon separation of service within the meaning of Internal

Revenue Code Section 409A; however, no benefits are payable prior to the date that is six months after the date of separation of service, or the date of death of the employee, if earlier. The SERP has three parts, one of which provides that if the employee participates or had participated in the Pension Plan, then the employee will receive an excess benefit (DB Excess Benefit) under a formula equivalent to the tax-qualified Pension Plan formula. Such formula will only consider eligible compensation above the Internal Revenue Code limits and will restore any limits on the maximum amount of benefits which may be accrued under a qualified retirement plan. A DB Excess Benefit will only be accrued for the appropriate period of service that the employee was an active participant in the Pension Plan. For the period of service that the employee accrues a DB Excess Benefit, the employee is not eligible to accrue benefits under the other two parts of the SERP, a Deferred Contribution Excess Benefit or a 401(k) Restoration Benefit, which are more fully described in the narrative to the Nonqualified Deferred Compensation at 2009 Fiscal Year End table below.

Nonqualified Deferred Compensation at 2010 Fiscal Year End

The following table provides information related to the benefits payable to each NEO under the Company’s nonqualified deferred compensation plans:

		Registrant
		Contributions in	Aggregate Earnings	Aggregate Balance
Name	Plan Name	Last Fiscal Year(1)(2)	in Last Fiscal Year	at Last Fiscal Year End(3)

Lawrence D. Kingsley	SERP	$112,047	$27,851	$660,593
Dominic A. Romeo	SERP	39,170	8,773	211,699
Andrew K. Silvernail	SERP	25,820	718	35,108
Kevin G. Hostetler	SERP	26,674	3,579	94,566
Frank J. Notaro	SERP	22,484	5,366	128,299

(1)	None of the NEOs contributed to the Officers Deferred Compensation Plan in 2010.

(2)	Amounts are reflected in All Other Compensation column of the Summary Compensation Table

(3)	The following amounts have been previously reported as All Other Compensation in the Summary Compensation Table for prior years: Kingsley - $457,373; Romeo - $143,532; and Notaro - $88,004.

Narrative to the Nonqualified Deferred Compensation at 2010 Fiscal Year End Table

As discussed above, the SERP is a nonqualified deferred compensation plan with two defined contribution components, namely the Deferred Contribution Excess Benefit and the 401(k) Restoration Benefit.

Defined Contribution Excess Benefit.  If the employee participates in the Defined Contribution Plan, then the employee will receive an excess benefit (DC Excess Benefit) under a formula equivalent to the tax-qualified Defined Contribution Plan formula. This formula will only consider eligible compensation above Internal Revenue Code limits and will restore any benefits limited under the Defined Contribution Plan. A DC Excess Benefit will only be accrued for the appropriate period of service that the employee is an active participant in the Defined Contribution Plan. For the period of service that the employee accrues a DC Excess Benefit, the employee is not eligible to accrue a DB Excess Benefit (described in the narrative to the Pension Benefits at 2010 Fiscal Year End table), but is eligible to receive a 401(k) Restoration Benefit (as described below). Any benefits that accrue in the defined contribution portion of the SERP are credited with interest, as determined by the Company, on at least a quarterly basis, based upon an interest rate equal to the lesser of the Barclays Capital Long Term Bond AAA — Corporate Bond Index as determined on the first business day of December prior to the calendar year and 120% of the AFR.

401(k) Restoration Benefit.  Beginning in 2006, if an employee participates in the Defined Contribution Plan, then the employee will receive a restoration benefit (401(k) Restoration Benefit)

equal to 4% of eligible compensation above the limit on compensation under the Defined Contribution Plan and 401(k) Plan without regard to the limit on the maximum amount of tax-deferred contributions a participant can make under such plans. Employees are not required to make any deferrals to any non qualified plan to receive this benefit. A 401(k) Restoration Benefit will only be accrued for the appropriate period of service that the employee was an active participant in the Defined Contribution Plan. For the period of service that the employee accrues a DB Excess Benefit (described in the narrative to the Pension Benefits at 2009 Fiscal Year End table), the employee is not eligible to receive a 401(k) Restoration Benefit. Any benefits that accrue in the 401(k) Restoration Benefit portion of the SERP are credited with interest, as determined by the Company, on at least a quarterly basis, based upon an interest rate equal to the lesser of the Barclays Capital Long Term Bond AAA — Corporate Bond Index as determined on the first business day of December prior to the calendar year and 120% of the AFR.

Potential Payments upon Termination or Change in Control

The Company entered into an employment agreement with Mr. Kingsley when he was employed as Chief Operating Officer. This agreement was amended effective March 22, 2005 to reflect his promotion to President and Chief Executive Officer. His agreement was further amended in 2008 to comply with the requirements of Section 409A. The employment agreement provides for an initial term of five years and successive twelve-month terms thereafter. If Mr. Kingsley’s employment is terminated by the Company other than for cause, he will receive continuing salary payments and health benefits for 24 months, a bonus equal to a pro-rata portion of 100% of his base salary (based on the portion of the year he was employed), and a payment equal to 200% of his base salary payable over 24 months commencing six months after his termination. If Mr. Kingsley’s employment is terminated because of disability, he will receive a bonus payment equal to a pro-rata portion of 100% of his base salary (based on the portion of the year he was employed). Additionally, if Mr. Kingsley should die during the term of the agreement, Mr. Kingsley’s wife or estate will receive a bonus payment equal to a pro-rata portion of 100% of his base salary (based on the portion of the year he was employed). If his employment is terminated without cause or he terminates it for certain specified reasons following a change in control, Mr. Kingsley will receive his full salary and health insurance for a period of 36 months following termination, a pro-rata portion of his bonus for the year of his termination, and a payment equal to 300% of his base salary, payable over 36 months all commencing six months after his termination.

In connection with Mr. Romeo’s decision to retire effective February 28, 2011, the Company entered into the Amendment amending the terms of his Employment Agreement dated as of March 1, 2010. Pursuant to the terms of the Amendment, Mr. Romeo was fully vested in all restricted stock awards and options granted prior to December 31, 2009, and voluntarily surrendered and forfeited all restricted stock and option awards granted on and after December 31, 2009. Mr. Romeo is not entitled to any severance benefits.

The Company has entered into letter agreements with Messrs. Silvernail and Hostetler providing for two years of salary and target MICP bonus in the event of termination without cause within two years following a change of control, and (2) one year of salary and target MICP bonus in the event of termination without cause other than in connection with a change in control.

The Company has entered into letter agreements with Mr. Notaro providing for (1) three years of salary and bonus and two years of fringe benefits in the event he is terminated without cause within two years following a change in control, and (2) one year of salary and target MICP bonus if he is terminated without cause other than in connection with a change in control.

The following table sets forth the amount each NEO would receive as severance or as a result of accelerated vesting if his employment was terminated without cause or for good reason, in connection with or absent a change in control using the following assumptions:

•	Termination of employment on December 31, 2010.

•	Acceleration of vesting in options and restricted stock, and exercise of all accelerated vested options based on the closing market price of $39.12 per share of the Company’s Common Stock on December 31, 2010.

•	Accelerated vesting of benefits under the SERP, paid in a lump sum.

		Termination in
	Involuntary	Connection with
	Termination Not for	Change in
Name	Cause/Good Reason	Control

Lawrence D. Kingsley	$4,302,740	$24,724,804
Dominic A. Romeo	0	0
Andrew K. Silvernail	680,000	3,419,344
Kevin G. Hostetler	680,000	4,348,026
Frank J. Notaro	561,000	3,502,695

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are required pursuant to Section 14A of the Exchange Act to provide a non-binding stockholder vote on our executive compensation as described in this proxy statement (commonly referred to as “Say-on-Pay”) and a non-binding stockholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years.

The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis section, the compensation tables, and the accompanying narrative disclosure, set forth in this proxy statement.

The Company maintains a balanced approach to executive compensation with a mix of both cash and non-cash awards and short and long-term incentives, with total direct compensation targeted within a range of +/- 20% of 50th percentile of the market. In this way, the Company motivates and rewards both vital short term performance and long-term value creation. The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement.

Because the vote is advisory, it will not be binding upon the Company. The Compensation Committee will carefully consider the outcome of the vote in determining future compensation policies and decisions.

The Board of Directors Recommends a Vote FOR the approval of the Company’s executive compensation.

PROPOSAL 3 — ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

As mentioned above, we are required pursuant to Section 14A of the Securities Exchange Act to provide a separate non-binding stockholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter.

The Board has determined that an advisory vote on executive compensation every three years is the best approach for the Company based on a number of considerations, including the following:

•	Our compensation program is designed to induce performance over a multi-year period. A vote held every three years would be more consistent with, and provide better input on, our long-term compensation, which constitutes the majority of the compensation of our named executive officers;

•	A three-year vote cycle gives the Board sufficient time to thoughtfully consider the results of the advisory vote and to implement any desired changes to our executive compensation policies and procedures; and

•	A three-year cycle will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcomes of the Company.

The Company’s stockholders also have the opportunity to provide additional feedback on important matters involving executive compensation even in years when Say-on-Pay votes do not occur. For example, the rules of the New York Stock Exchange require the Company to seek stockholder approval for new employee equity compensation plans and material revisions thereto. As discussed under “Election of Directors — Corporate Governance,” stockholders have the opportunity to communicate directly with the Board at any time, including on issues of executive compensation.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of IDEX Corporation approve, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement is:

Choice 1 — every three years;

Choice 2 — every two years;

Choice 3 — every year; or

Choice 4 — abstain from voting.

This advisory vote on the frequency of the Say-on-Pay vote is not binding on the Company. However, the Board of Directors will take into account the result of the vote when determining the frequency of future Say-on-Pay votes.

The Board of Directors recommends a vote FOR A TRIENNIAL FREQUENCY (i.e., CHOICE 1 — EVERY THREE YEARS). Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Stockholders may choose among the four choices included in the resolution set forth above.

The Board of Directors Recommends a Vote FOR approval to conduct an advisory vote on executive compensation every three years.

AUDIT COMMITTEE REPORT

For the year ended December 31, 2010, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm, Deloitte & Touche LLP. The Committee discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

The Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, discussed with the auditors their independence, and satisfied itself as to the auditors’ independence.

Based on the above reviews and discussions, the Audit Committee recommends to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filings, nor will this report be incorporated by reference into any future filings made by the Company under those statutes.

William M. Cook, Chairman
Bradley J. Bell
Ruby R. Chandy

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees billed to the Company for each of the last two fiscal years for professional services rendered by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities), are set forth in the table below. All such fees were pre-approved by the Audit Committee in accordance with the pre-approval policy discussed below.

	2010	2009

Audit fees(1)	$3,024,000	$2,726,000
Audit-related fees(2)	755,000	100,000
Tax fees(3)	201,000	259,000
All other fees(4)	0	0

Total	$3,980,000	$3,085,000

(1)	Audit fees represent the aggregate fees billed for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports, and services in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees represent the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit fees.

(3)	Tax fees represent the aggregate fees billed for professional services for tax compliance, tax advice and tax planning.

(4)	All other fees represent the aggregate fees billed for products and services that are not included in the Audit fees, Audit-related fees, and Tax fees. The Audit Committee has determined that the provision of these services is not incompatible with maintaining the principal accountant’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires the pre-approval of audit and non-audit services rendered by the Deloitte Entities. For audit services, the accounting firm provides the Audit Committee with an audit services plan during the first quarter of each fiscal year outlining the scope of the audit services proposed to be performed for the fiscal year and the associated fees. This audit services plan must be formally accepted by the Audit Committee. For non-audit services, management submits to the Audit Committee for approval during the first quarter of each fiscal year and from time-to-time during the fiscal year a list of non-audit services that it recommends the Audit Committee engage the accounting firm to provide for the current year, along with the associated fees. Company management and the accounting firm each confirm to the Audit Committee that any non-audit service on the list is permissible under all applicable legal requirements. The Audit Committee approves both the list of permissible non-audit services and the budget for such services. The Audit Committee delegates to its Chairman the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairman reports any actions taken to the Audit Committee at a subsequent Audit Committee meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of the forms it received, or written representations from reporting persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% stockholders were met during the year ended December 31, 2010.

PROPOSAL 4 — APPROVAL OF AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011. Representatives of Deloitte & Touche LLP will attend the Annual Meeting of Stockholders and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The Company’s Board of Directors Recommends a Vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
FOR 2012 ANNUAL MEETING

A stockholder desiring to submit a proposal for inclusion in the Company’s Proxy Statement for the 2012 Annual Meeting must deliver the proposal so that it is received by the Company no later than November 7, 2011. The Company requests that all such proposals be addressed to Frank J. Notaro, Vice President — General Counsel and Secretary, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045, and mailed by certified mail, return receipt requested. In addition, the Company’s By-Laws require that notice of stockholder nominations for directors and related information be received by the Secretary not later than 60 days before the anniversary of the 2011 Annual Meeting which, for the 2012 Annual Meeting, will be February 4, 2012.

OTHER BUSINESS

The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgment on such matters.

By Order of the Board of Directors,

Frank J. Notaro
Vice President - General Counsel
and Secretary

March 7, 2011
Lake Forest, Illinois

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, including the financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained by stockholders without charge by sending a written request to Heath A. Mitts, Chief Financial Officer, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M30482-P05065	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IDEX CORPORATION

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, THREE YEARS ON PROPOSAL 3 AND FOR PROPOSAL 4.
		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Directors

1.	To elect three directors for a term of three years	☐	☐	☐

Nominees:

01) BRADLEY J. BELL 02) LAWRENCE D. KINGSLEY 03) GREGORY F. MILZCIK

Vote on Proposal		For	Against	Abstain

2.	Advisory Vote on Executive Compensation.	☐	☐	☐

	3 Years	2 Years	1 Year	Abstain

3.	Advisory Vote on Frequency of Advisory Votes on Executive Compensation. ☐	☐	☐	☐

		For	Against	Abstain

4.	To ratify the appointment of Deloitte & Touche LLP as auditors of the company for 2011.	☐	☐	☐

5.	To transact such other business as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signed as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IDEX CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 5, 2011

          The Annual Meeting of Stockholders of IDEX Corporation (the “Company”) will be held on Tuesday, April 5, 2011, at 9:00 a.m. Central Time, at the Lake Forest Graduate School of Business, 1945 West Field Court, Lake Forest, Illinois 60045, for the purposes listed on the reverse side.
          The Board of Directors fixed the close of business on February 23, 2011, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure these shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Combined Document are available at www.proxyvote.com.
Proxy card must be signed and dated on the reverse side.
ê  Please fold and detach card at perforation before mailing.  ê
M30483-P05065

IDEX CORPORATION
1925 West Field Court, Suite 200
Lake Forest, Illinois 60045-4824
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints BRADLEY J. BELL, LAWRENCE D. KINGSLEY, AND FRANK J. NOTARO, and each of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of IDEX Corporation held of record by the undersigned on February 23, 2011, at the Annual Meeting of stockholders to be held on April 5, 2011, or at any adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side